SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             -----------------

                                SCHEDULE 13G
                               (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT
       TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)*


                          High Speed Access Corp.
                   -------------------------------------
                              (Name of Issuer)


                        Common Stock $.01 par value
                  ----------------------------------------
                       (Title of Class of Securities)


                                 42979U102
                          ------------------------
                               (CUSIP Number)


                             September 26, 2002
                   --------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42979U102                  13G                 Page  2  of  10 Pages
-------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Korsant Partners.
-------------------------------------------------------------------------------

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         [   ] (a)
         [   ] (b)
-------------------------------------------------------------------------------

  3      SEC USE ONLY
-------------------------------------------------------------------------------

  4      CITIZENSHIP OR PLACE OF ORGANIZATION
         Connecticut
-------------------------------------------------------------------------------

         NUMBER OF                   5      SOLE VOTING POWER
          SHARES                            0
       BENEFICIALLY                  ------------------------------------------
         OWNED BY
           EACH                      6      SHARED VOTING POWER
         REPORTING                          2,400,000
          PERSON                     ------------------------------------------
           WITH
                                     7      SOLE DISPOSITIVE POWER
                                            0
                                     ------------------------------------------

                                     8      SHARED DISPOSITIVE POWER
                                            2,400,000

-------------------------------------------------------------------------------

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,400,000
-------------------------------------------------------------------------------

 10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------

 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.96%
-------------------------------------------------------------------------------

 12      TYPE OF REPORTING PERSON
         PN
-------------------------------------------------------------------------------

CUSIP No. 42979U102                13G                 Page  3  of  10 Pages
-------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lusman Investment Partners.
-------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [   ] (a)
          [   ] (b)
-------------------------------------------------------------------------------

   3      SEC USE ONLY
-------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
-------------------------------------------------------------------------------

       NUMBER OF                   5          SOLE VOTING POWER
        SHARES                                0
     BENEFICIALLY
       OWNED BY                    --------------------------------------------
         EACH
       REPORTING                   6          SHARED VOTING POWER
        PERSON                                2,400,000
         WITH                      --------------------------------------------

                                   7          SOLE DISPOSITIVE POWER
                                              0
                                   --------------------------------------------

                                   8          SHARED DISPOSITIVE POWER
                                              2,400,000
-------------------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,400,000
-------------------------------------------------------------------------------

  10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.96%
-------------------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON
          PN
-------------------------------------------------------------------------------

CUSIP No. 42979U102                   13G               Page  4  of  10 Pages
-------------------------------------------------------------------------------

  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Philip B. Korsant
-------------------------------------------------------------------------------

  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [   ] (a)
          [   ] (b)
-------------------------------------------------------------------------------

  3       SEC USE ONLY
-------------------------------------------------------------------------------

  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
-------------------------------------------------------------------------------

     NUMBER OF                    5          SOLE VOTING POWER
       SHARES                                0
    BENEFICIALLY                  ---------------------------------------------
      OWNED BY
        EACH                      6          SHARED VOTING POWER
     REPORTING                               2,400,000
       PERSON                     ---------------------------------------------
        WITH
                                  7          SOLE DISPOSITIVE POWER
                                             0
                                  ---------------------------------------------

                                  8          SHARED DISPOSITIVE POWER
                                             2,400,000
-------------------------------------------------------------------------------

  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,400,000
-------------------------------------------------------------------------------

 10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------

 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.96%
-------------------------------------------------------------------------------

 12       TYPE OF REPORTING PERSON
          IN
-------------------------------------------------------------------------------

CUSIP No. 42979U102                   13G               Page  5  of  10 Pages
-------------------------------------------------------------------------------

  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Joel Lusman
-------------------------------------------------------------------------------

  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [   ] (a)
          [   ] (b)
-------------------------------------------------------------------------------

  3       SEC USE ONLY
-------------------------------------------------------------------------------

  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
-------------------------------------------------------------------------------

     NUMBER OF                    5          SOLE VOTING POWER
       SHARES                                0
    BENEFICIALLY                  ---------------------------------------------
      OWNED BY
        EACH                      6          SHARED VOTING POWER
     REPORTING                               2,400,000
       PERSON                     ---------------------------------------------
        WITH
                                  7          SOLE DISPOSITIVE POWER
                                             0
                                  ---------------------------------------------

                                  8          SHARED DISPOSITIVE POWER
                                             2,400,000
-------------------------------------------------------------------------------

  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,400,000
-------------------------------------------------------------------------------

 10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------

 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.96%
-------------------------------------------------------------------------------

 12       TYPE OF REPORTING PERSON
          IN
-------------------------------------------------------------------------------

Item 1(a).  Name of Issuer.

High Speed Access Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices.

1000 W Ormsby Ave
Suite 210
Louisville, KY 40210


Item 2(a).  Name of Person Filing.

This Schedule 13G is being filed on behalf of the following persons ("Reporting Persons")*:

(i)      Korsant Partners Limited Partnership
(ii)     Lusman Investment Partners
(iii)    Philip B. Korsant
(iv)     Joel Lusman

* Attached as Exhibit A is a copy of an agreement among the Reporting Persons filing (as specified hereinabove) that this
         Schedule 13G is being filed on behalf of each of them.


Item 2(b).  Address of Principal Business Office or, if None, Residence.

Korsant Partners Limited Partnership
------------------------------------
283 Greenwich Avenue
Greenwich, CT 06830

Lusman Investment Partners
--------------------------
21 Woodhull Rd.
East Setauket, NY 11733

Philip B. Korsant
-----------------
283 Greenwich Avenue
Greenwich, CT 06830

Joel Lusman
-----------
30 West 63rd Street
New York, NY 10023


Item 2(c).  Citizenship.

See Item 4 of the attached cover pages.


Item 2(d).  Title of Class of Securities.

Common Stock, $.01 par value.


Item 2(e).  CUSIP Number.

42979U102


Item 3.

Not applicable as this Schedule is filed pursuant to Rule 13d-1(c)


Item 4.  Ownership.

(a) Amount beneficially owned:
         See Item 9 of the attached cover pages.

(b) Percent of class:
         See Item 11 of the attached cover pages.

(c) Number of shares as to which such person has:

         (i) Sole power to vote or direct the vote:
                  See Item 5 of the attached cover pages.

         (ii) Shared power to vote or direct the vote:
                  See Item 6 of the attached cover pages.

         (iii) Sole power to dispose or to direct the disposition:
                  See Item 7 of the attached cover pages.

         (iv) Shared power to dispose or to direct the disposition:
                  See Item 8 of the attached cover pages.


Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Each of Korsant Partners Limited Partnership, Lusman Investment Partners, Philip B. Korsant and Joel Lusman share voting and dispositive power over the shares of Common Stock that each beneficially owns with each other.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 7, 2002


                                           KORSANT PARTNERS LIMITED PARTNERSHIP


                                           By: /s/ Philip B. Korsant
                                               -------------------------------
                                               Name:  Philip B. Korsant
                                               Title: Managing General Partner


                                           LUSMAN INVESTMENT PARTNERS


                                           By:  /s/ Joel Lusman
                                                -----------------------------
                                                Name:   Joel Lusman
                                                Title:  General Partner


                                           By:  /s/ Philip B. Korsant
                                                -----------------------------
                                                Name:  Philip B. Korsant


                                           By: /s/ Joel Lusman
                                               ----------------------------
                                               Name: Joel Lusman

                                 EXHIBIT A


         The undersigned, Korsant Partners Limited Partnership, a Connecticut limited partnership, Lusman Investment Partners, a New York limited partnership, Philip B. Korsant and Joel Lusman, hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: October 7, 2002


                                           KORSANT PARTNERS LIMITED PARTNERSHIP


                                           By:  /s/ Philip B. Korsant
                                               ------------------------------
                                               Name:  Philip B. Korsant
                                               Title: Managing General Partner


                                           LUSMAN INVESTMENT PARTNERS


                                           By:  /s/ Joel Lusman
                                                -----------------------------
                                                Name:  Joel Lusman
                                                Title: General Partner


                                           By:  /s/ Philip B. Korsant
                                                -----------------------------
                                                Name:  Philip B. Korsant


                                           By: /s/ Joel Lusman
                                               -----------------------------
                                               Name: Joel Lusman